EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in Registration Statements No. 333-110973, 333-122861, 333-132329, 333-152920 and 333-161188 on Form S-8 of our report dated May 4, 2010, relating to the consolidated financial statements of SMART Business Holdings, Inc. and Subsidiaries for the years ended December 31, 2009 and 2008, which appears in this Form 8-K/A of LECG Corporation.

/s/ J. H. COHN LLP

Lawrenceville, New Jersey

May 20, 2010